Exhibit 4.42

WPP PLC

LEADERSHIP EQUITY ACQUISITION PLAN III

Approved by the Company in General Meeting on 2 June 2009 and adopted by the board of directors of the Company on 12 May 2009

Hammonds LLP

7 Devonshire Square London EC2M 4YH DX 136546 Bishopsgate 2

Telephone +44 (0)20 7655 1000 Fax +44 (0)20 7655 1001

Website www.hammonds.com

Reference BDG/WPP.33-6

CONTENTS

1	PURPOSE	2

2	INTERPRETATION	2

3	ELIGIBILITY	8

4	ACQUISITION OF INVESTMENT SHARES AND INVESTMENT OPTIONS	8

5	PLAN LIMITS	9

6	AWARDS	10

7	COMMITMENT OF INVESTMENT SHARES AND INVESTMENT OPTIONS	12

8	PERFORMANCE CONDITIONS	12

9	CESSATION OF EMPLOYMENT	13

10	VARIATION OF CAPITAL	14

11	CHANGE OF CONTROL	14

12	DISCHARGE OF AWARDS	17

13	MISCELLANEOUS	18

14	AMENDMENT	20

15	DURATION	20

SCHEDULE 1		21

i

1	PURPOSE

The purpose of the Plan is to incentivise those executive directors of the Company and operating company executives whose contributions transcend their day-to-day role.

2	INTERPRETATION

2.1	The following words and expressions have the following meanings in the Rules and in Schedule 1:

“Act” means the Companies Act 2006 as amended.

“ADR” means an American Depository Receipt representing, for the time being, 5 ordinary shares in the capital of the Company deposited with Citibank NA as depository under the Deposit Agreement between the Company and Citibank NA dated as of 19 November 2008 as amended from time to time or any other American depository receipt arrangement sponsored by the Company.

“Annual Earnings” means an Eligible Person’s annual earnings for the time being, comprising his basic salary, directorship fee (if applicable) and Target Bonus for a particular year. In the event of any dispute, such annual earnings will be as determined by the Compensation Committee.

“Award” means an award or grant made to an Eligible Person subject to and on the terms of this Plan.

“Award Period” means the period of 42 days commencing on:

(a)	the date of approval of the Plan by the shareholders of the Company;

(b)	any day on which the Company releases its results for any financial period; or

(c)	the date of commencement of Employment of an Eligible Person (but only in respect of that Eligible Person).

“Bad Leaver” means a Participant whose Employment terminates as a result of:

(a)	termination by a Group Company of his Employment where that Participant:

(i)	shall, in the opinion of the Compensation Committee, have committed any act or omission which entitles a Group Company to terminate his contract of employment without notice; or

(ii)

shall, in the opinion of the Compensation Committee, have committed any serious breach or repeated or continued breach (after warning in writing) of his obligations under his contract of employment including, without limitation, ceasing to work full time for the Group without the prior consent of the relevant Group Company except in circumstances where the Participant retires with the prior consent of the Company; or

(iii)	shall have become prohibited by law from being a director or employee of a Group Company as a result of his own act, omission or misfeasance; or

(iv)	shall have been convicted of any criminal offence which is punishable by a custodial sentence or involves dishonesty or violence; or

(v)	shall have, otherwise than at the request of the relevant Group Company, resigned as a director or employee of the Group; or

(b)

the voluntary leaving or giving notice voluntarily to leave Employment with the Group or voluntarily resigning as a director of any Group Company including, for the avoidance of doubt, taking retirement without the prior consent of the relevant Group Company; or

(c)

the wrongful termination by that Participant of his contract of employment with any Group Company unless the Company has agreed in writing that such termination shall not constitute the Participant a Bad Leaver;

provided that a Participant shall not be a Bad Leaver if he shall have been found to have been constructively dismissed by any Group Company.

“Bonus Deferral Programme” means the WPP plc Annual Bonus Deferral Programme adopted by the Company on 30 September 2008.

“Change of Control Date” means the date on which a person obtains or persons obtain Control of the Company as described in Rule 11.1(a) or 11.1(b).

“Close Family” means, in relation to a person, that person’s spouse, civil partner, children and siblings and such other persons as may be agreed to be Close Family from time to time by the Compensation Committee.

“Company” means WPP plc a public limited company incorporated in Jersey under the Companies (Jersey) Law 1991 with registered number 101749.

“Company Secretary” means the company secretary of the Company from time to time.

“Compensation Committee” means the compensation committee for the time being of the board of directors of the Company.

“Control” has the same meaning as in section 840 of the Income and Corporation Taxes Act 1988.

“Eligible Person” means any employee (including an executive director) of a Group Company.

“Employment” means employment as a director or employee of any Group Company.

“Encumbrance” means any mortgage, charge, assignment or assignation by way of security, guarantee, debenture, hypothecation, pledge, declaration of trust, lien, right of set-off or any other encumbrance (including any conditionality or forfeiture right) or security interest whatsoever, howsoever created or arising provided that the Compensation Committee may determine that any particular encumbrance or security interest shall not be an Encumbrance for the purposes of this definition and, for the avoidance of doubt any Shares which are committed as Investment Shares or any Investment Option committed to an existing Award under the Plan will be treated as being subject to an Encumbrance for the purposes of this definition except in relation to the Award to which they are committed.

“ESOP” means any of the WPP Group plc Grantor Trust, the WPP Group plc ROW ESOP, the WPP Group plc UK ESOP and any other employee benefit trust in existence at the date of adoption of the Plan or as may otherwise be nominated from time to time by the Compensation Committee to operate in conjunction with the Plan.

“Good Leaver” means a Participant whose termination of Employment does not constitute him a Bad Leaver, including by reason of his ceasing to be in Employment as a result of:

(a)	death;

(b)

wrongful dismissal (being a termination by a Group Company without notice or payment in lieu of notice in circumstances where that Group Company was not entitled to terminate the Employment of that Participant summarily) or constructive dismissal;

(c)	permanent disability;

(d)	serious long-term illness preventing the Participant from carrying out his duties of employment; or

(e)	retirement on a basis agreed with the Company;

provided that a Participant will cease to be treated as a Good Leaver if within six months of the date of cessation of his Employment he takes up an employment or engagement with another company, business or organisation which the Compensation Committee considers to be a competitor of any part of the Group.

“Group” has the same meaning as in section 1261 of the Act.

“Group Company” means any member of the Group.

“I&P Period” means the investment and performance period which is the period commencing on a date specified by the Compensation Committee and ending on 31 December in the 5th year from the commencement of the I&P Period.

“Interested” has the meaning set out in Rules 2.2 and 2.3.

“Investment Option” means an option to purchase Shares the terms of which are consistent with any terms specified by the Compensation Committee at the relevant time and which is committed to the Plan by an Eligible Person to qualify for an Award in accordance with Rule 7 and which becomes exercisable following the end of the I&P Period.

“Investment Option Shares” means Shares that are the subject of an Investment Option.

“Investment Shares” means Shares committed to the Plan by an Eligible Person to qualify for an Award in accordance with Rule 7.

“IO Commitment Date” means the date by which a Participant must

(a)	agree to commit Investment Shares; and

(b)	commit an Investment Option (if applicable)

to the Plan to be eligible for an Award which shall be such date in the year in which an Award is made as is determined by the Compensation Committee but being a date which is not normally later than 31 December in that year, provided that the Compensation Committee may, in its discretion, decide to extend the date by which agreement to commit Investment Shares must be received and/or by which an Investment Option (if applicable) must be committed to the Plan to such later date as it may determine, either for all Eligible Persons invited to apply for an Award or any one or more of them provided that the IO Commitment Date must be before the relevant Awards are granted.

“IRC” means the United States’ Internal Revenue Code of 1986, as amended.

“IS Commitment Date” means the date by which Investment Shares must be committed to the Plan to be eligible for an Award which shall be such date in the year in which an Award is made as is determined by the Compensation Committee but being a date which is not normally later than 31 December in that year, provided that the Compensation Committee may, in its discretion, decide to extend the date by which Investment Shares must be committed to the Plan to such later date as it may determine, either for all Eligible Persons invited to apply for an Award or any one or more of them.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“Matching Shares” means the Shares that are comprised in an Award in accordance with Rule 6.3.

“Official List” means the Daily Official List of the UK Listing Authority.

“Participant” means a person who holds an Award including, if relevant, his legal personal representatives.

“Performance Conditions” means the conditions set out in Schedule 1 or such other conditions as may be determined from time to time by the Compensation Committee pursuant to Rule 8.

“Plan” means the WPP plc Leadership Equity Acquisition Plan III as from time to time amended in accordance with the provisions of these Rules.

“Relevant Event” means the earlier of

(a)	the date on which an Employment terminates in circumstances where the Participant is a Good Leaver; or

(b)	the Change of Control Date.

“Relevant Proportion” means the proportion that the length of the period from the start of an I&P Period to the occurrence of the Relevant Event bears to the length of that I&P Period (calculated in days).

“Rules” means the rules of the Plan.

“Schedule” means Schedule 1 to these Rules.

“Share” means an ordinary share in the capital of the Company and includes ADRs.

“Target Bonus” means, in relation to any particular year, the target bonus which may be payable to an Eligible Person in relation to that particular year and which is paid in cash or in Shares to be received either immediately or on a deferred basis.

“Trading Day” means a day (excluding Saturdays, Sundays and Bank Holidays) on which clearing banks are generally open for business in the City of London and in New York.

“Treasury Shares” means any Shares which are purchased by the Company in accordance with Article 57 of the Companies (Jersey) Law 1991 and held by the Company as treasury shares pursuant to Article 58A of the Companies (Jersey) Law 1991.

“UK Listing Authority” means the United Kingdom Listing Authority, a division of the Financial Services Authority.

“Value” means

(a)	in the case of Shares, the average of:

(i)	in the case of an ordinary share in the capital of the Company, the middle-market quotation of a Share on the Daily Official List; and

(ii)

in the case of ADRs, the average of the highest and lowest price of an ADR on a Trading Day on the NASDAQ National Market System or on such other trading market as is for the time being the principal trading market for the ADR, in either case taken over the five Trading Days before the date on which such value is to be determined; and

(b)	in the case of an Investment Option, the price payable to acquire the Investment Option.

“Vested Matching Shares” means the number of Matching Shares comprised in an Award which is determined as at the end of the I&P Period as being the number of Matching Shares which vest in accordance with paragraph 5 of Schedule 1.

“Vesting Date” means the date determined by the Compensation Committee to be the date on which restrictions attaching to Vested Matching Shares are to be released or Vested Matching Shares are to be transferred or issued (pursuant to the exercise of an option or otherwise) to a Participant, or as he may direct, or to a depository in the case of ADRs, to discharge an Award which shall, in any event, be no later than 15 March in the year following the end of the I&P Period unless the Company is prohibited from discharging the Award on that date in which case the Vesting Date will be the first available Trading Day when the Company is no longer prohibited from discharging that Award.

2.2	An Eligible Person or Participant will be treated as Interested in Shares if those Shares are held by:

(a)	the Eligible Person or Participant beneficially;

(b)	a member of the Eligible Person’s or Participant’s Close Family beneficially;

(c)

a family trust or pension trust (not including a pension scheme of any Group Company) in which the Eligible Person or Participant or a member of the Eligible Person’s or Participant’s Close Family is interested;

(d)	a private company in which the Eligible Person or Participant or a member of their Close Family is interested as to more than 25% of the voting power, income and capital on a winding up;

(e)	a nominee for any of the above; or

(f)

an ESOP, but only in a case where the Participant’s entitlement to receive those Shares under an Award is not subject to any outstanding employment- or performance-related conditions and the Participant has agreed with the Company to defer receipt of those Shares until a date after the first date on which those Shares could have first been delivered to the Participant;

and not (save with the written consent of the Compensation Committee) subject to any Encumbrance provided that any Shares which are the subject of a Basic Share Award or a Basic Share Right will be treated as Shares in which an Eligible Person or Participant is Interested but, for the avoidance of doubt, any Shares which are issued as Bonus Share Awards or pursuant to Bonus Shares Rights pursuant to the Bonus Deferral Programme shall not be treated as Shares in which an Eligible Person is Interested prior to:

(a)	in the case of a Bonus Share Award, any contingency attaching to such award lapsing; and

(b)	in the case of a Bonus Share Right, the option to acquire Shares pursuant to the rights being validly exercised,

and, also for the avoidance of doubt, any unexercised options where the option price is more than a nominal amount shall also not be treated as Shares in which an Eligible Person or Participant is Interested.

2.3	An Eligible Person or Participant will be treated as Interested in an Investment Option if that Investment Option is a subsisting Investment Option held by:

(a)	the Eligible Person or Participant beneficially;

(b)	a member of the Eligible Person’s or Participant’s Close Family beneficially;

(c)

a family trust or pension trust (not including a pension scheme of any Group Company) in which the Eligible Person or Participant is interested or a member of the Eligible Person’s or Participant’s Close Family is interested;

(d)	a private company in which the Eligible Person or Participant or their Close Family is interested as to more than 25% of the voting power, income and capital on a winding up; or

(e)	a nominee for any of the above;

and not (save with the written consent of the Compensation Committee) subject to any Encumbrance.

2.4

The terms Basic Share Award, Basic Share Right, Bonus Share Award and Bonus Shares Right will have the same meanings as they have in the rules of the Bonus Deferral Programme as amended from time to time.

2.5	Words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

2.6	Any reference, express or implied, to an enactment includes references to:

(a)	that enactment as amended, extended or applied by or under any other enactment; and

(b)	any enactment which that enactment re-enacts (with or without modification).

2.7	Any reference to a Rule is a reference to one of these Rules.

3	ELIGIBILITY

3.1	No person is entitled, by virtue of the provisions of the Plan, to participate as of right in the Plan.

3.2	The Compensation Committee may decide from time to time which Eligible Persons may participate and the extent of their participation in the Plan.

4	ACQUISITION OF INVESTMENT SHARES AND INVESTMENT OPTIONS

4.1	In order to participate in the Plan and to be eligible to receive and retain an Award an Eligible Person must:

(a)

agree to commit to the Plan Shares in which he is Interested and, where agreed between the Compensation Committee and the Participant, acquire an Investment Option in which he is Interested on or before the IO Commitment Date which the Compensation Committee has specified in relation to that Award;

(b)	be Interested in that number of Investment Shares which are committed to the Plan in accordance with Rule 7 on or before the IS Commitment Date; and

(c)	remain Interested in that number of Investment Shares from the IS Commitment Date and in the Investment Option from the IO Commitment Date (if applicable) to the end of the I&P Period.

4.2

Subject to Rule 4.3 the maximum aggregate Value of Shares together with, if applicable, the Value of Investment Options (in both cases being the Value determined as at the date of the letter from the Company to an Eligible Person inviting him to receive an

Award) which an Eligible Person may commit as Investment Shares and Investment Options (in aggregate) over:

(a)	all Awards made to that Eligible Person under the Plan shall be 500 per cent. of the Eligible Person’s Annual Earnings; and

(b)	all Awards made to that Eligible Person under the Plan in respect of a particular I&P Period shall be 100% per cent of the Eligible Person’s Annual Earnings provided that in respect of any particular Award, the Compensation Committee may prescribe a maximum aggregate Value of Investment Shares for that Award and (if applicable) the associated Investment Option lower than the aggregate Values necessary to reach these limits.

4.3

The maximum Value of an Investment Option for any particular Award must not exceed one-third of the Value of the Investment Shares in respect of that Award. In respect of any particular Award, the Compensation Committee may prescribe a maximum Value of an Investment Option lower than one-third of the Value of the Investment Shares in respect of that Award.

4.4

If, by the IS Commitment Date, a Participant has failed to commit the number of Investment Shares which it has been determined he should commit in relation to an Award, then, except in such exceptional circumstances as the Compensation Committee may from time to time determine, that Award will lapse. In such exceptional circumstances, the Compensation Committee may determine that an Award will not lapse but will be adjusted in such a manner as the Compensation Committee may decide, including (but not limited to) adjustments to:

(a)	specify a later date by which the Investment Shares must be committed and Investment Option (if applicable) acquired;

(b)	reduce the number of Investment Shares to be committed;

(c)	allow a different Investment Option (if applicable) to be committed;

(d)	reduce the number of Investment Option Shares (if applicable) comprised in the Award; and/or

(e)	reduce the number of Matching Shares comprised in the Award.

4.5	Neither the Company nor any Group Company shall grant, be a party to or negotiate any Investment Option.

5	PLAN LIMITS

The number of Shares in respect of which Awards may be granted under the Plan on any day which are to be satisfied by the issue of Shares or the transfer of Treasury Shares when added to the aggregate of:

(a)

the number of Shares or Treasury Shares which immediately prior to that day have been or are to be issued or (in the case of Treasury Shares) transferred to satisfy outstanding Awards under the Plan; and

(b)

the number of Shares or Treasury Shares which immediately prior to that day have been or are to be issued or (in the case of Treasury Shares) transferred to satisfy options or awards granted or made under any other employees’ share scheme of the Company in the ten years immediately before that day shall not exceed 10% of the issued ordinary share capital of the Company for the time being.

6	AWARDS

6.1

The Compensation Committee may decide, from time to time, that the grant of an Award may be subject to the satisfaction of such conditions as it determines and as it shall notify to an Eligible Person at the time that he is invited to participate.

6.2

By agreeing to participate in the Plan (having been invited to do so) and by agreeing to commit Investment Shares and an Investment Option (if applicable) by the Commitment Date in accordance with Rule 4, an Eligible Person shall be eligible to receive an Award granted by the Compensation Committee. Awards will normally be made during an Award Period, but exceptionally may be made at other times.

6.3

An Award shall relate to such number of Matching Shares as the Compensation Committee may determine not exceeding five Matching Shares per Participant for each Investment Share and (if applicable) each Investment Option Share, in both cases, committed by the Participant in question. Subject to Rules 11.2 and 12.7, the number of Matching Shares which become Vested Matching Shares shall be determined at the end of the I&P Period and will depend on the extent to which the Performance Conditions or other conditions as referred to in Rule 8 are satisfied.

6.4

The Compensation Committee shall determine the form in which the Award is made and its full terms. In particular, the Award may take the form of any one or more of the following, provided that the terms of the Award are consistent with the Plan:

(a)	an award of Matching Shares, subject to restrictions, or a promise of Matching Shares;

(b)	an option to acquire the Matching Shares exercisable for a nil or a nominal consideration; or

(c)	such other form which the Compensation Committee considers has a substantially similar economic purpose or effect,

and the Compensation Committee may determine that an Award may be satisfied by a Group Company or the trustees of an ESOP (with the agreement of such Group Company or trustees, as appropriate) or otherwise as it considers appropriate.

6.5

A Participant shall become entitled to acquire, receive or retain (depending on the form of the Award) the number of Vested Matching Shares comprised in an Award in accordance with the form of the Award under Rule 6.4 on the Vesting Date, only if both the following conditions are met:

(a)	unless the Compensation Committee determines otherwise:

(i)	the Participant remains Interested in the relevant number of Investment Shares and the Investment Option (if applicable) until the end of the I&P Period; or

(ii)

if a Participant ceases to be in Employment prior to the Vesting Date and is a Good Leaver, the Participant remains Interested in all of the relevant Investment Shares and the Investment Option (if applicable) until the Vesting Date; and

(b)	subject to Rules 9 and 11, if the Participant continues in Employment throughout the I&P Period and until the Vesting Date.

6.6

The Participant shall cease to have any rights in respect of the number of Matching Shares comprised in an Award which are not Vested Matching Shares with effect from the end of the I&P Period, and shall cease to have any rights in respect of all the Matching Shares comprised in an Award which shall lapse with effect from the earliest of:

(a)	subject to Rules 9 and 11, the cessation of Employment;

(b)

unless the Compensation Committee determines otherwise, his failure to remain Interested in accordance with Rule 6.5 in that number of Investment Shares and the Investment Option (if applicable) that relates to that Award;

(c)	subject to Rule 6.7, the date on which a Participant transfers, assigns, uses as security or otherwise charges an Award or turns an Award to account, or attempts or purports to do any of the same;

(d)	the date on which an Award lapses under Rule 6.8; and

(e)	the date on which Rule 9.8 applies.

6.7

An Award is personal to a Participant and cannot be transferred, assigned, used as security or otherwise charged or turned to account except that the Award may be transferred if, immediately after the transfer, the Participant would be Interested in the Award within the meaning of Rule 2.2 if when applying the provisions of Rule 2.2 the word Shares in that Rule were replaced by the word Award (and making such further changes to the wording of Rule 2.2 as are required to give effect to this Rule) but only for so long as the Participant remains so Interested.

6.8	An Award shall lapse if the Participant commits an act of bankruptcy or enters into any arrangement with his creditors under any formal insolvency procedure.

6.9

The receipt of an Award shall not confer on the Participant (unless otherwise provided in the terms of the Award) any right to the allotment of a specified number of Shares by the Company or to the transfer of a specified number of Shares from any particular transferor. The discharge of the Award shall be in accordance with Rule 12.

6.10

If an Award is made in a form that does not confer on the Participant the right to receive dividends on the relevant Vested Matching Shares from the date the Award is made, the Compensation Committee may provide that the Participant shall, subject to Rule 6.11, be entitled to receive at the time of the discharge of the Award to which the entitlement relates an issue or transfer of, or a release of restrictions in respect of, that number of Shares which could have been purchased if:

(a)

the dividends which would have been paid on such Vested Matching Shares (had the form of the Award conferred the right to receive dividends) been reinvested in Shares on the date each dividend is paid after the date that the Award is made and during the I&P Period; and

(b)

the dividends which would have been paid on Shares which would have been held pursuant to that reinvestment in Shares had those dividends been further reinvested in Shares, again on the date each dividend is paid during the I&P Period.

6.11	If a Participant is a Bad Leaver any right to receive additional Shares under Rule 6.10 shall, unless the Compensation Committee determines otherwise, lapse on the date of termination of Employment.

6.12

For the avoidance of doubt a Participant shall not be entitled to any voting rights in respect of Shares to be issued or transferred or released from restrictions pursuant to Rule 6.10 until those Shares are actually issued or transferred or released from those restrictions to the Participant.

6.13

If the Company and the Participant agree that an election under Section 431 ITEPA should be made, the Company and the Participant will both sign such an election and do all such other things as are necessary to give effect to such an election.

7	COMMITMENT OF INVESTMENT SHARES AND INVESTMENT OPTIONS

7.1

Any Shares or Investment Option in which an Eligible Person is or becomes Interested for the purposes of Rule 4 shall be committed to the Plan and held under arrangements approved by the Compensation Committee so as to constitute Investment Shares and an Investment Option (if applicable) of the Participant for a particular Award.

7.2

The Compensation Committee shall be entitled to rely on a declaration in a form satisfactory to it that an Eligible Person or Participant is or continues to be (respectively) Interested in the required number of Investment Shares and the Investment Option (if applicable).

7.3

A Participant shall forthwith notify the Company Secretary if he ceases to be Interested in the number of Investment Shares required to be committed (or any of them) and/or the Investment Option (if applicable).

7.4	The commitment of Shares to the Plan as Investment Shares shall not of itself affect any right of the Eligible Person to dividends or other rights attaching to those Shares.

7.5

An Investment Option shall cease to be committed at the end of the I&P Period and from the end of the I&P Period the Participant shall be entitled to release the Investment Option, exercise it or continue to hold it in accordance with its terms as the Participant may determine.

8	PERFORMANCE CONDITIONS

8.1

Subject to Rule 9.6, the number of Matching Shares comprised in an Award which become Vested Matching Shares shall be determined as soon as practicable following the end of the I&P Period and will depend on the extent to which such Performance

Conditions or other conditions as the Compensation Committee shall, from time to time determine on the making of an Award, are satisfied.

8.2	In the absence of a determination by the Compensation Committee to the contrary under Rule 8.1 above, the Performance Conditions set out in Schedule 1 will apply to Awards granted under the Plan.

8.3

If the Compensation Committee determines that exceptional circumstances have occurred or have prevailed at any time during the I&P Period applicable to an Award, the Compensation Committee shall have the power to determine that the number of Matching Shares which may become Vested Matching Shares at the end of an I&P Period, in respect of all Awards having the same I&P Period, shall be varied by such number as the Compensation Committee considers appropriate.

9	CESSATION OF EMPLOYMENT

9.1

Subject to Rules 9.3 and 9.4, if a Participant ceases to be in Employment prior to the Vesting Date of an Award, that Award shall lapse except to the extent and on such terms and conditions that the Compensation Committee determines.

9.2	For the avoidance of doubt, Rule 9.1 applies where a Participant is a Bad Leaver.

9.3

If a Participant ceases to be in Employment in the first year of an I&P Period and is a Good Leaver the Award applicable to that I&P Period shall lapse except to the extent that the Compensation Committee determines otherwise.

9.4	Subject to Rule 9.3, if a Participant ceases to be in Employment prior to the Vesting Date and is a Good Leaver, Rule 6 shall apply as if:

(a)

the number of Matching Shares which the Participant could become entitled to acquire at the end of the I&P Period, depending on the extent to which the Performance Conditions are satisfied at the end of the I&P Period under Rule 8; and

(b)	the number of Shares which the Participant could become entitled to pursuant to Rule 6.10;

were reduced to the Relevant Proportion of the number of Matching Shares and Shares respectively to which the Participant would have been entitled if his Employment had not terminated.

9.5	In consequence of Rule 9.4:

(a)	Rule 6.5(b) shall cease to apply; and

(b)	the Participant shall become entitled to acquire, receive or retain (depending on the form of the Award) on the date determined pursuant to Rule 12:

(i)	a number of Matching Shares; and

(ii)	the Shares issued, transferred or retained pursuant to Rule 6.10;

(reduced in either case to the Relevant Proportion in accordance with Rule 9.4), and dependent, in both cases, on the extent to which the Performance Conditions are satisfied.

9.6

If a Participant ceases to be in Employment by reason of his death or serious long term illness preventing the Participant from carrying out his duties of employment, and unless the Compensation Committee determines otherwise, in respect of that Participant’s Award, the I&P Period will be treated as ending on the date of the Participant’s death or cessation of employment (or such other date as the Compensation Committee may determine).

9.7

Subject to any relevant legal or regulatory requirements prevailing in any relevant jurisdiction, for the purposes of this Rule a woman who ceases to be in Employment due to pregnancy or confinement will be regarded as having ceased Employment on the date on which she indicates that she does not intend to return to work. In the absence of such indication and if she has not already returned to work she will be regarded as having ceased Employment on the last day on which she is entitled to return to work. A woman who exercises her statutory right or any equivalent contractual right to return to work following pregnancy or confinement shall not be treated as having ceased to be in Employment.

9.8

If a Participant who has ceased to be in Employment breaches any contractual obligation owed to any Group Company relating to restrictions on that Participant following the termination of his Employment the Participant’s Award shall be forfeited.

10	VARIATION OF CAPITAL

10.1

In the event of any increase or variation in the capital of the Company arising out of or in connection with a capitalisation issue, an offer to the holders of Shares, a rights issue, a subdivision, consolidation or reduction of capital, special dividend, demerger, or other variation of capital, the terms of outstanding Awards and the terms on which Investment Shares and an Investment Option (if applicable) have been committed to the Plan may be adjusted in such manner and on such terms as the Compensation Committee considers appropriate. An adjustment shall not have effect unless the auditors or other advisers appointed by the Compensation Committee acting as experts and not arbitrators confirm that in their opinion the adjustment is fair and reasonable and such confirmation shall be final and binding.

10.2	Participants shall be notified of any adjustment made under this Rule.

11	CHANGE OF CONTROL

11.1	Subject to Rule 11.4:

(a)

if any person (and/or persons acting in concert) obtains Control of the Company as a result or in consequence of making a general offer to acquire the whole of the issued share capital of the Company which is made subject to a condition such that if satisfied the person making the offer will have Control of the Company, or

(b)	if any person (and/or persons acting in concert) obtains Control of the Company other than as a result of or in consequence of making such general offer but the offeror is bound by Rule 9 of the City Code on Takeovers and Mergers to make a general offer for the minority,

then:

(i)	in relation to all outstanding Awards the I&P Period shall be deemed to end on the Change of Control Date;

(ii)

the number of Vested Matching Shares which a Participant may become entitled to acquire shall be determined as at the Change of Control Date dependent on the extent to which the Performance Conditions are satisfied at that date, having regard to Rules 11.2 and 11.3 below and subject to Rule 8.3; and

(iii)	on the Change of Control Date the Participant shall cease to have any rights in respect of outstanding Awards except in relation to the Vested Matching Shares under Rule 11.1(b)(ii).

11.2

For the purpose of Rule 11.1 in determining TSR of the Company and the Comparator Group Companies, the End Period (as defined in Schedule 1) shall be deemed to be a period ending on the Change of Control Date.

11.3

The number of Vested Matching Shares which a Participant may become entitled to on a Change of Control shall be the number of Vested Matching Shares determined by the application of Rules 11.1 and 11.2 reduced to the Relevant Proportion of the number of Matching Shares to which the Participant would have been potentially entitled if the Change of Control had not occurred.

11.4

If the value (as determined pursuant to Section 280G of IRC) of the Vested Matching Shares which a Participant may become entitled to acquire pursuant to Rules 11.1, 11.2 and 11.3 upon a person or persons obtaining Control of the Company when aggregated with any other amounts which the Participant becomes entitled to receive or acquire upon that person or persons obtaining Control and which in either case must be aggregated for the purposes of calculating the imposition of any excise tax pursuant to Section 4999 of IRC is equal to or exceeds by 20% or less three times the “base amount” (as defined in Section 280G(b)(3) of IRC) for that Participant the number of Vested Matching Shares will be reduced, but only if the Participant would be better off by such reduction after taking into account all arrangements between the Participant and the Company, by such number as shall be necessary to avoid the imposition of the excise tax imposed by Section 4999 of IRC on the amounts which the Participant is entitled to acquire or receives upon that person or persons obtaining Control of the Company.

11.5	If:

(a)

under Part 18A of the Companies (Jersey) Law 1991 the Court sanctions a compromise or arrangement for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies; or

(b)	a resolution is passed for the winding up of the Company for the purposes of or in connection with a reconstruction or division of the Company or its business,

the terms of outstanding Awards and the terms on which Investment Shares and Investment Options (if applicable) have been committed to the Plan will be varied in such manner as the Compensation Committee considers appropriate. A variation shall not have effect unless the auditors or other advisers appointed by the Compensation Committee acting as experts and not as arbitrators confirm that in their opinion the variation is fair and reasonable and such confirmation shall be final and binding.

11.6	If any company (the “Acquiring Company”) obtains Control of the Company in accordance with Rule 11.1 and:

(a)

the Acquiring Company also obtains Control of another company (the “Target Company”) within such period as the Compensation Committee may determine and, as a consequence of obtaining such Control, the Company and the Target Company become subsidiaries of the Acquiring Company; and

(b)

the shareholders of the Company and the Target Company before the Acquiring Company obtained Control of the Company and the Target Company are the same persons who substantially comprise the shareholders of the Acquiring Company after the Acquiring Company obtained such Control, then in relation any outstanding Awards the Compensation Committee may determine that the I&P Period shall not be deemed to end on the Change of Control Date under Rule 11.1(b)(i) and it may determine (with the agreement of the Acquiring Company) that a Participant is required to release any outstanding Awards in consideration of the grant to the Participant by the Acquiring Company of an equivalent award.

11.7	For the purpose of Rule 11.6 an award granted pursuant to Rule 11.6 is an equivalent award to an Award if, but only if:

(a)	the shares to which it relates are in the Acquiring Company, and it is subject to the provisions of the Plan in the same manner as the Award immediately prior to its release;

(b)

the shares to which it relates are of an equivalent value to the value of the Shares which were subject to the Award immediately prior to the release, and for this purpose the Compensation Committee shall determine such equivalent value provided that the release of an Award and the grant of an equivalent award under Rule 11.4 shall not have effect unless the auditors or other advisers appointed by the Compensation Committee acting as experts and not arbitrators confirm that in their opinion the equivalent value is fair and reasonable and such confirmation shall be final and binding;

(c)

such award is subject to the Performance Conditions or such other performance conditions that the Compensation Committee determines are substantially no more and no less onerous than the Performance Conditions; and

(d)

Participant continues to be Interested in the relevant number of Investment Shares and the Investment Option (if applicable) in such manner as the Compensation Committee determines provided that and so far as reasonably possible, the terms on which Investment Shares and the Investment Option are committed to Awards are substantially no more and no less onerous than before the Change of Control.

11.8	With effect from the release of an Award and the grant of an equivalent award pursuant to Rule 11.6 the Plan will be construed as if:

(a)	the equivalent award had been granted at the same time as the Award it replaces;

(b)	references to the Company in the Rules were references to the Acquiring Company; and

(c)	references to Shares were references to shares in the Acquiring Company and the Compensation Committee may make such amendments to these Rules and to the terms of existing awards as may be necessary to give effect to Rule 11.6.

12	DISCHARGE OF AWARDS

12.1	The manner in which an Award is discharged on the Vesting Date will depend on the form of the Award determined by the Compensation Committee under Rule 6.4.

12.2

Awards will be discharged by the transfer or issue of or the release of restrictions relating to the number of Vested Matching Shares to the Participant (or as he may direct, or to a depository in the case of ADRs) normally from an ESOP or from Treasury Shares held by the Company.

12.3

Following the end of the last financial year of the I&P Period, the Compensation Committee will determine the extent to which the Performance Conditions have been satisfied such determination to be made at least one week before the Vesting Date.

12.4

Subject to Rule 12.7, once the Compensation Committee has determined the extent to which the Performance Conditions have been satisfied in relation to an Award and, subject to the Participant being in Employment on the Vesting Date (or if the Participant has been a Good Leaver and the provisions of Rule 9.4 apply or if the Compensation Committee has otherwise exercised its discretion under Rule 9), the Compensation Committee will procure that the Award is discharged on the Vesting Date in accordance with Rule 12.2.

12.5

Any transfer or issue of or release of restrictions relating to Vested Matching Shares to a Participant (or as he may direct or to a depository in the case of ADRs) is subject to the Compensation Committee being satisfied that the transfer, issue or release would be lawful in any relevant jurisdiction.

12.6

The transfer or issue of, or release of restrictions relating to, Shares under the Plan is subject to obtaining any approval or consent required under the Listing Rules published by the United Kingdom Listing Authority, the Rules of the London Stock Exchange, the Admission and Disclosure Standards of the London Stock Exchange, and otherwise complying with the provision of City Code on Take-overs and Mergers and any other applicable regulations or enactment (whether in the United Kingdom or overseas). The Participant shall do all things necessary to obtain, or obviate the need for, such approval or consent.

12.7

If a Participant ceases to be in Employment by reason of his death or serious long term illness preventing the Participation from carrying out his duties of employment, and unless the Compensation Committee exercises its discretion under Rule 9.6:

(a)	the Participant’s Award shall be discharged in favour of his personal representatives prior to the Vesting Date (in the case of a Participant’s death);

(b)	the date upon which such discharge occurs will be within 6 months of the Participant ceasing to be in Employment; and

(c)

the number of Matching Shares to be treated as Vested Matching Shares at the date the I&P Period shall be treated as ending under Rule 9.6 based upon the extent to which the Performance Conditions would have been satisfied as at the date of death or termination of employment by reason of serious illness.

13	MISCELLANEOUS

13.1

The Plan shall be administered by the Compensation Committee whose decision on any matter concerning the Plan shall be final and binding unless it is a matter in respect of which the Rules provide that the decision of the auditors or any other adviser is final and binding.

13.2	The Compensation Committee or any committee or agent that they may from time to time delegate authority to, shall approve all documents required in connection with Awards.

13.3	The Compensation Committee may establish arrangements under which the cash value of an Award may be paid to an Eligible Person in lieu of the discharge of the Award under Rule 12.

13.4

The cost of establishing and operating the Plan (including but not limited to stamp duty and stamp duty reserve tax, if any, arising on a transfer of Shares pursuant to Rule 12) shall be borne by the Company but may be recharged to the relevant Group Companies on such arm’s length basis as is considered appropriate from time to time.

13.5

Any notice or other communication under or in connection with the Plan may be given by personal delivery, delivery by email or by sending the same by post, in the case of a company to its registered office (or to such other address and person as may be specified by that company from time to time), and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment or of any such office or employment.

13.6	Evidence that the notice was properly addressed, stamped and put in the post shall be conclusive evidence of posting.

13.7	Participation in the Plan is a matter separate from any contract of employment or other agreement and any benefit conferred by the Plan shall not be counted for pension or any other purpose.

13.8

The rights and obligations of any individual under the terms of his office or employment with any Group Company will not be affected by his participation in the Plan and the Plan does not form part of any contract of employment between any individual and any Group Company.

13.9	A Participant shall have no entitlement by way of compensation or damages resulting from the termination of the office or employment (for any reason and whether lawful or not) by virtue of which he is or may be eligible to participate in the Plan or for the loss or reduction of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether the compensation is claimed for wrongful dismissal or otherwise.

13.10

The Plan is intended to operate on a worldwide basis and, accordingly, the Compensation Committee may adopt any rate of exchange for converting any currency into any other currency as it decides at any time and from time to time for any purpose in connection with the Plan.

13.11

No obligation to transfer, issue or release any restrictions or procure the transfer or release of any restrictions of Shares shall arise, nor shall there be any obligation to do any other thing in relation to a Participant under or in connection with the Plan or the making or vesting of any Award unless and until the Compensation Committee is satisfied in its discretion that either:

(a)

the Participant has made payment or has made arrangements (which may include where specified at the date of grant of an Award by the Compensation Committee, validly electing for the Participant to be liable directly for any employer’s National Insurance contributions) satisfactory to the Compensation Committee for the payment to the relevant Group Company or other person of such sum as is, in the sole discretion of the Compensation Committee, sufficient to settle any liability for any tax and/or, unless the Compensation Committee otherwise determines, social security contributions (which, within the UK shall include employees’ National Insurance contributions, and where determined by the Compensation Committee at the time of the grant of the Award, employer’s National Insurance contributions) or the like (in any jurisdiction) which are or may be recovered from such person in connection with the Plan or any Award and in respect of which the relevant Group Company or other person is or may be liable to account for or pay in any jurisdiction; or

(b)	the Participant has entered into an agreement satisfactory to the Compensation Committee to ensure that such a payment will be made by the Participant.

13.12

Receipt of an Award shall authorise the Company or any person nominated by the Company at its sole discretion to sell such number of Vested Matching Shares as it may estimate as being necessary to produce a cash sum sufficient to meet the liabilities referred to in Rule 13.11 and account to the relevant Group Company or other person and/or the relevant authorities in respect of such tax and/or social security liabilities (in any jurisdiction) at the appropriate time.

13.13

If a Participant owes a debt or other monetary obligation to a Group Company, the relevant Group Company has a charge over the Participant’s interest in the Plan (but not over his Investment Shares). Satisfaction of an Award may be withheld until the Participant has discharged, to the satisfaction of the Compensation Committee, the debt or other monetary obligation.

13.14

The Plan and any Award shall be governed by and construed in accordance with the laws of England and Wales and the Company and the Participants (together with any Eligible Persons who do not become Participants) shall submit to the exclusive jurisdiction of the Courts of England and Wales.

14	AMENDMENT

14.1	Subject to Rules 14.2 and 14.4, the Compensation Committee may at any time alter or add to all or any provisions of the Plan, or the terms of all or any Awards made under it, in any respect.

14.2

No alteration or addition to the advantage of Eligible Persons or Participants shall be made under Rule 14.1 without the prior approval of the Company in general meeting, other than a minor amendment to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Eligible Persons, Participants or Group Companies.

14.3

The Compensation Committee may make such amendments and modifications to all or any provisions of the Plan as are necessary or required in order to take account of laws and regulations in any jurisdiction which enable non-UK resident Eligible Persons to participant in the Plan including the establishment of separate plans in any such jurisdictions which replicate in all substantial respects the provisions of the Plan.

14.4

No alteration or addition shall be made to the terms of any Award made prior to the date of the alteration or addition which would adversely affect a Participant’s interest in that Award in any material respect without the consent of the relevant Participant.

15	DURATION

No Award may be granted under the Plan after 31 December 2013 without the prior approval of the Company in general meeting.

SCHEDULE 1

1	DEFINITIONS

1.1	The following words and expressions have the following meanings in this Schedule.

“Comparator Group” means the group of companies which the Compensation Committee shall from time to time determine should be the Comparator Group (which shall be set out in the documentation granting the Award) and which shall be, at the date of adoption of the Plan the companies listed below (the ticker numbers for the following companies are those used on the companies’ respective domestic exchanges):

Aegis Group plc (GB:965756), Arbitron Inc (US:ARB), Dentsu Inc (JP:4324), GfK AG (DE:587530), Havas SA (FR:12188), Interpublic Group of Companies Inc (US:IPG), Ipsos SA (FR:7329), Omnicom Group Inc (US:OMC) and Publicis Groupe SA (FR:13057).

“Comparator Group Company” means a company in the Comparator Group.

“End Period” means a period of 6 months, ending on the last day of the I&P Period.

“Market Capitalisation” means the average daily closing price, calculated in a common currency, of an ordinary share or unit of common stock in the capital of each Comparator Group Company (as ascertained from the Official List or other relevant exchange on which that share or unit of common stock is quoted and as determined from time to time by the Compensation Committee) during the Start Period, multiplied by the average number of ordinary shares or units of common stock in issue during the Start Period, provided that the Compensation Committee may decide that the market capitalisation of the Company and/or any Comparator Group Company shall be determined using alternative appropriate data sources (including, but not limited to data supplied by Bloomberg or Datastream).

“Market Capitalisation Weighting” means the proportion, expressed as a percentage, that the Market Capitalisation of a particular Comparator Group Company bears to the Market Capitalisation Sum.

“Market Capitalisation Sum” means the sum of the Market Capitalisations of the Comparator Group (which, for the avoidance of doubt, does not include the Company).

“Matching Factor” means the factor determined pursuant to paragraph 4 of this Schedule which is to be multiplied by the number of Investment Shares and Investment Option Shares, in both cases, committed to the Plan in respect of an Award which shall determine the extent to which Matching Shares become Vested Matching Shares in relation to that Award under the terms of the Plan. For the avoidance of doubt, the Matching Factor will not be greater than 500% and will not, in any circumstances, be less than 0.

“Start Period” means a period of 6 months, ending on the day before the start of the relevant I&P Period.

“TSR” means the total return to the holders of ordinary shares or units of common stock in the capital of the Company or Comparator Group Company (as appropriate) based on:

(a)	share price appreciation; and

(b)	the assumed reinvestment of dividends,

calculated in accordance with paragraph 3 of this Schedule.

2	PERFORMANCE CONDITIONS

2.1	Subject to the Compensation Committee determining otherwise (pursuant to Rule 8.2) the Performance Condition that will apply to Awards under the Plan will be the TSR Condition.

2.2

The TSR Condition is a comparison of the TSR of the Company over the I&P Period to the TSR of the respective Comparator Group Companies over the same period determined in accordance with paragraph 4 below.

3	CALCULATION OF TSR

3.1	The TSR for the Company, and each Comparator Group Company over the I&P Period shall be calculated as follows:

TSR = (End Value / Start Value) - 1

where:

End Value =

the average daily closing price of an ordinary share or unit of common stock in the capital of the Company or Comparator Group Company (as ascertained from the Official List or other relevant exchange on which that share or unit of common stock is quoted and as determined from time to time by the Compensation Committee) during the End Period, multiplied by the End Shareholding.

Start Value =

the average daily closing price of an ordinary share or unit of common stock in the capital of the Company or Comparator Group Company (as ascertained from the Official List or other relevant exchange on which that share or unit of common stock is quoted and as determined from time to time by the Compensation Committee) during the Start Period, multiplied by the Start Shareholding.

End Shareholding =	the Start Shareholding increased by that number of notional shares that could be acquired using dividends paid during the course of the I&P Period. For this purpose,

dividends are assumed to be paid without any deduction or withholding in respect of tax on the Start Shareholding and the notional shares acquired from previous dividend payments during the I&P Period and on the basis that dividends are assumed to be reinvested in full in notional shares at the closing price of a Share on the ex-dividend date relative to each such dividend. For the avoidance of doubt, the number of notional shares may include fractions of one share.

Start Shareholding =	1,000 shares.

3.2

Notwithstanding the provisions of paragraph 3.1 the Compensation Committee may determine that the TSR of the Company and/or any Comparator Group Company shall be performed using appropriate alternative data sources (including, but not limited to “total-return” data supplied by Bloomberg or Datastream). In this case, references to End Value and Start Value shall be construed accordingly.

3.3	The End Value and the Start Value for the Company and each Comparator Group Company shall be calculated in the same currency.

4	CALCULATION OF THE MATCHING FACTOR

4.1	At the end of the I&P Period the TSR for the Company and each Comparator Group Company shall be determined in accordance with paragraph 3 of this Schedule.

4.2	The Comparator Group Companies will then be ranked according to the TSR of each of them with the Comparator Group Company with the highest TSR ranking first.

4.3	The TSR of the Company will then be compared to the TSR of the Comparator Group Companies.

4.4	The sum of the Market Capitalisation Weightings of the Comparator Group Companies whose TSR is less than the TSR of the Company is then calculated (the “MCW Aggregate”).

4.5	The Matching Factor will be determined by the application (consecutively) of the following two calculations:

(a)	an amount will be calculated (the “Adjusted MCW Aggregate”) by applying the following formula:

Adjusted MCW Aggregate = MCW Aggregate + ((TSRW - TSRB) / (TSRA - TSRB) x MCF)

where:

TSRA = the TSR of the company ranked above the Company

TSRB = the TSR of the company ranked below the Company

TSRW = the TSR of the Company

MCF = Market Capitalisation Weighting of the company whose TSR ranked above the Company

(b)	the Matching Factor is then calculated by the application of the following formula:

Matching Factor = MatchB + ((Adjusted MCW Aggregate - MCWB) x (MatchA - MatchB) / (MCWA - MCWB))

where

MatchA = the Match (derived from the table set out below (the “Table”) associated with the Percentile Step above the Adjusted MCW Aggregate

MatchB = Match (derived from the Table) associated with the Percentile Step below the Adjusted MCW Aggregate

MCWA = the percentile (derived from the Table) associated with the Percentile Step above the Adjusted MCW Aggregate

MCWB = the percentile (derived from the Table) associated with the Percentile Step below the Adjusted MCW Aggregate and where the Matching Factors associated with distinct percentile steps are defined as follows (and the term “Percentile Step” shall be construed accordingly):

PERCENTILE	MATCH
90th percentile	500%
80th percentile	420%
70th percentile	330%
60th percentile	240%
50th percentile	150%
40th percentile	0%
30th percentile	0%
20th percentile	0%
10th percentile	0%
Bottom	0%

Provided that:

(c)	if the Adjusted MCW Aggregate is less than 50% the Matching Factor will be zero;

(d)	if the Adjusted MCW Aggregate is more than 90% the Matching Factor will be 500%;

(e)	if the Adjusted MCW Aggregate is exactly equal to 50%, 60%, 70% or 90%, the Matching Factor shall be determined directly from the Table; and

(f)

if the Comparator Group Companies relevant to any particular Award are determined by the Compensation Committee to be different to those set in the definition of that term, the Compensation Committee may amend this table or any part of it as it considers appropriate but on the basis that no such amendment shall materially advantage any Participants in respect of any existing Awards without the prior approval of the Company in general meeting.

5	APPLICATION OF THE MATCHING FACTOR

The Matching Factor determined pursuant to paragraph 4 of this Schedule will be multiplied by the number of Investment Shares and the number of Investment Option Shares relevant to an Award and the result of that calculation shall be the number of Vested Matching Shares in respect of that Award.